TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into the 12th day of December, 2013 (“Effective Date”) by and between Suellyn P. Tornay (“Employee”) and Global Payments Inc. (the “Company”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Company and Employee agree as follows:

1.    Pre-Separation Arrangements. Employee’s employment with the Company and all of its parents, affiliates, and subsidiaries shall end as of May 30, 2014 (the “Separation Date”) and she shall have no further rights to any benefits of employment (except as provided in this Agreement) thereafter. Employee shall not be an executive officer of the Company as of November 20, 2013; however, Employee shall remain an employee of the Company through the Separation Date. Until the Separation Date, Employee shall have the duties and responsibilities as shall be assigned to her and designated by the Chief Executive Officer or his designee, and shall render her services to the Company in conformity with professional standards, in a prudent and workmanlike manner. Employee agrees to devote reasonable time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder and comply with all Company policies and codes (including but not limited to the Company’s trading policy which requires all employees to comply with the Company’s then current trading policy and applicable law). The Company shall have the right to relieve Employee of some or all of her duties at any time and such relief of duties shall not be deemed to be a breach of this Agreement or any other obligation of the Company, provided that Company continues to compensate Employee and provide all payments and benefits as described in this Agreement.

Company and Employee agree that the current employment agreement between Employee and Global Payments Inc. which is dated June 1, 2001, as amended in writing effective January 1, 2009 (the “Employment Agreement”) is hereby terminated as of the Effective Date and replaced with this Agreement as of that date except that (i) the restrictive covenants contained in Section 13 of the Employment Agreement shall survive termination of the Employment Agreement through the Restricted Period (as defined in § 13(b) the Employment Agreement), as hereinafter amended, and (ii) in the event of a Change in Control (as defined in § 6 of the Employment Agreement) on or prior to the Separation Date, Section 10 of the Employment Agreement shall survive termination of the Employment Agreement.

From the Effective Date through the Separation Date, the Company will pay Employee a base salary in the amount of U.S. $387,000 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time. Employee and Employee’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) as then-currently in effect. Employee shall be entitled to participate in savings plans, practices, policies, and programs applicable generally to employees of the Company, including, without limitation, the financial advisory services for executives of the Company and the deferred compensation program for eligible management employees. Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Employee prior to the Separation Date in accordance with the policies, practices and procedures of the Company. Any such expense reimbursement will be conducted in a manner intended to comply with Section 409A of the Code, which shall include implementing the following limitations with respect to reimbursements: (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred, and (iv) the Company’s obligation to make reimbursements or to provide in-kind benefits that constitute deferred compensation under Section 409A of the Code shall not extend beyond Employee’s lifetime or, if later, November 20, 2033.

2.    Post-Separation Arrangements. In consideration of the promises contained in this Agreement, and, with respect to the payments and benefits described in clauses (ii) through (xi) below, in consideration of Employee’s release as set forth herein, and only if within five (5) days after the Separation Date, Employee has executed (and not revoked) a release containing the language in Sections 4 and 5 of this Agreement, the Company agrees to the following:

(i)     The Company shall pay to Employee in a lump sum in cash, within 30 days after the Separation Date, (a) the sum of Employee’s Base Salary (less normal withholdings) from the Effective Date through May 30, 2014 to the extent not theretofore paid, and (b) any accrued banked vacation pay to the extent not theretofore paid to Employee; and

(ii)    On the first day of the seventh month after the Separation Date (the “Six-Month Pay Date”), the Company shall pay Employee a lump sum payment equal to $193,500.00, less normal withholdings; provided, however, that the Company shall have no obligation to make such payment if Employee has violated any of the Restrictive Covenants set forth in the Employment Agreement as hereinafter modified and failed to remedy such violation to the reasonable satisfaction of the Company’s Chief Executive Officer within ten (10) days notice of such violation; and

(iii)    Thereafter, for eighteen (18) additional months following the Six-Month Pay Date, the Company will continue to pay Employee an amount equal to her $14,884.62 bi-weekly Base Salary (a maximum aggregate amount of $580,500 for such 18-month period) less normal withholdings, payable in installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Employee violates any of the Restrictive Covenants set forth in the Employment Agreement as hereinafter modified and fails to remedy such violation to the reasonable satisfaction of the Company’s Chief Executive Officer within ten (10) days notice of such violation; and

(iv)     Employee shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall, for the twenty-four (24) month period immediately following the Separation Date, pay directly all premiums for such COBRA coverage for Employee and her covered dependents, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Employee’s obtaining other employment to the extent that such health care coverage is provided by the new employer; and

(v)    For a period of twenty-four (24) months immediately following the Termination Date, the Company shall continue Employee’s Company-provided basic life insurance, disability benefits and long term disability insurance at least equal to those which would have been provided had Employee remained employed with Company in accordance with the Company’s group plans and the Company shall pay all premiums for such coverage for Employee, provided, however, that the Employee shall provide all reasonable information and undergo necessary medical tests for the Company to obtain long-term disability insurance on her behalf and, further, the obligation of the Company to provide the coverage referenced in this section (v) shall terminate upon Employee’s obtaining other employment to the extent that such disability benefits or life insurance coverage is provided by the new employer; and

(vi)    The Company shall pay to Employee, on the later of the Six-Month Pay Date or the normal payment date for the fiscal 2014 bonus payments, the amount of her fiscal year 2014 bonus in the amount of $232,200, less applicable withholdings, plus an additional lump sum payment in the amount of $464,400, less applicable withholdings; and

(vii)    All time-based restricted stock awards grants of restricted stock of the Company held by Employee as of the date hereof and set forth on the Outstanding Awards Schedule attached as Exhibit A hereto (the “Awards Schedule”) will become immediately vested as of the Separation Date; and

(viii)     As for any other performance-based restricted stock incentive awards held by Employee as of the date hereof and set forth on the Awards Schedule, the Company shall, on the Separation Date, transfer to Employee fully vested shares of Company common stock equal to the number of shares that would have been awarded assuming the performance goals had been reached at target levels; and

(ix)     All of Employee’s options to acquire Common Stock of the Company (“Options”) that were granted prior to the date hereof, that would have become vested (by lapse of time) within the twenty-four (24) month period following the Separation Date had Employee remained employed during such period, and are set forth on the Awards Schedule will become immediately vested as of the Separation Date; and

(x)    All of Employee’s vested but unexercised Options as of the Separation Date set forth on the Awards Schedule (including those with accelerated vesting pursuant to Section 2(ix) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 18-month anniversary date of the Separation Date, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(xi)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive otherwise than under this Agreement under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Each payment of post-separation benefits under this Section 2, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical insurance coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

3.    Restrictive Covenants. Employee hereby acknowledges, accepts and reaffirms the restrictive covenants set forth in paragraph 13 of the aforementioned Employment Agreement, except that the “Restricted Period” with respect to the clause entitled “Noncompetition with the Company” (paragraph 13(c)(iv) the Employment Agreement) shall be modified to extend for period of fifteen (15) months immediately after the Separation Date. Employee hereby agrees to abide by all such restrictive covenants (as amended herein) except to the extent that such restrictive covenants restrict the right of Employee to practice law after the termination of Employee’s employment. The Company hereby acknowledges and agrees that the restrictive covenants are not intended to, and therefore do not, restrict Employee’s ability to practice law and shall not be construed as doing so. The terms of the restrictive covenants referenced above are incorporated herein by reference.

4.     Release. Employee, for herself, her successors, assigns, attorneys, and all those entitled to assert her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations (including those under the Employment Agreement), costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages, bonuses or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq. and provided, however, that nothing herein shall release the Company from (i) performance of the payments, benefits, and promises made herein; (ii) any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, Georgia law or otherwise; (iii) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (iv) any rights that Employee may have as a stockholder of the Company; or (iv) any vested interest in any pension plan or other benefit or deferred compensation plan.

Employee also agrees that, within five (5) days of the Separation Date, she will execute a release containing the language set forth in this Section 4 and Section 5 below.

5.     RELEASE OF CLAIMS UNDER AGE DISCRIMINATION IN EMPLOYMENT ACT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EMPLOYEE AGREES THAT BY EXECUTING THIS RELEASE, SHE HAS RELEASED AND WAIVED ANY AND ALL CLAIMS SHE HAS OR MAY HAVE AS OF THE DATE OF THIS RELEASE FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. § 621, ET SEQ. IT IS UNDERSTOOD THAT EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; THAT SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY REGARDING THIS RELEASE; THAT SHE MAY, BEFORE EXECUTING THIS RELEASE, CONSIDER THIS RELEASE FOR A PERIOD OF TWENTY-ONE (21) CALENDAR DAYS; AND THAT THE CONSIDERATION SHE RECEIVES FOR THIS RELEASE IS IN ADDITION TO AMOUNTS TO WHICH SHE WAS ALREADY ENTITLED. IT IS FURTHER UNDERSTOOD THAT THIS RELEASE IS NOT EFFECTIVE UNTIL SEVEN (7) CALENDAR DAYS AFTER THE EXECUTION OF THIS RELEASE AND THAT EMPLOYEE MAY REVOKE THIS RELEASE WITHIN SEVEN (7) CALENDAR DAYS FROM THE DATE OF EXECUTION HEREOF.

Employee agrees that she has carefully read this Release and is signing it voluntarily. Employee acknowledges that she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving her right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by her. However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to her under this Agreement or the Employment Agreement and she shall return to the Company any such payment received prior to that date.

EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HER CHOOSING CONCERNING HER EXECUTION OF THIS RELEASE AND THAT SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

6.     Employee Cooperation. Employee agrees that after the execution of this Agreement, in consideration of the above-described payments, she will reasonably cooperate with Company to effect the transition of her responsibilities as required by Company. Employee further agrees, in consideration of the above-described payments and benefits, that after the execution of this Agreement, she will reasonably cooperate with and assist Company by providing information relevant to matters as to which she gained knowledge while employed by Company and/or its predecessors and that, upon reasonable notice from Company, she will meet with Company's attorneys and other representatives, appear at hearings, depositions, trials and other proceedings relating to such matters. Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses necessitated by her cooperation hereunder.

7.     Death or Disability of the Employee. In the event of Employee’s death or disability after the Effective Date of this Agreement, Employee or her estate (as applicable) shall be entitled to receive all of the payments and benefits under this Agreement at the time as they would have otherwise been payable to Employee under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

8.     Return of Materials. On or before the Separation Date, Employee shall return to the Company all Company documents (and all copies thereof) and other Company property in Employee’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, product supply information, vendor information, merchant information, ISO information, business planning or strategy information, information about Company employees, contracts, board materials, legal information and documentation, customer identity information, product development information, tangible property (including, but not limited to, computers, intellectual property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody trade secrets or confidential information of Company (and all reproductions thereof). Employee shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilations or other representations of such information or things or their contents. Company may withhold payment of any amounts due under this Agreement subject to the return of all such information and property.

9.    Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

10.    Choice of Law/Venue. The parties agree that the law of the State of Georgia shall govern the interpretation of this Agreement. The parties further agree that any legal action regarding this Agreement or its provisions shall be brought in a court of competent jurisdiction in or including Fulton County, Georgia, and both parties consent to the jurisdiction of such courts and waive any objections to such jurisdiction.

11.     Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Employee shall be entitled to be paid any and all costs and expenses incurred by her in enforcing or establishing her rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Employee is successful on at least one material issue raised in the enforcement proceeding.

12.    Entire Agreement. This constitutes the entire agreement of the parties with respect to the subject matter hereof. Any modification to this Agreement shall be effective only if in writing signed by both parties hereto.

WHEREFORE, the foregoing Agreement having been read and fully understood, the parties hereto hereby enter into this Agreement on the date indicated above.

/s/ Suellyn P. Tornay
SUELLYN P. TORNAY
Date: 12/12/2013

GLOBAL PAYMENTS INC.

By: /s/ David E. Mangum
Name: David E. Mangum
Title: Senior EVP & Chief Financial Officer
Date: 12/12/2013

Exhibit A

Restricted Stock:

Time-based restricted stock awards

Award number	Award Date	Number of shares to be fully vested on May 30, 2014
6410	7/29/2010	2890
6638	7/26/2011	5466
7329	7/30/2012	6453

Performance-based restricted stock awards

Award number	Award Date	Number of shares to be fully vested on May 30, 2014
6632	7/26/2011	3448
7298	7/30/2012	3817
7923	7/26/2013	5776
7338	7/26/2013	8664

Stock Options:

Award number	Award Date	Number of shares to be fully vested on May 30, 2014
5627	7/29/2010	2298

Stock Option grants subject to exercise period set forth in Section 2(x) of the Agreement:

Award Number	Award Date	Number of shares vested or to become vested
00002090	6/2/2006	12000
00003979	7/31/2007	6648
00004530	7/31/2008	6492
00005112	7/29/2009	8150
5627	7/29/2010	9192